Exhibit 5.2

Hogan Lovells International LLP Keizersgracht 555 Postbus 545 1000 AM Amsterdam T +31 20 55 33 600 F +31 20 55 33 777 www.hoganlovells.com Trade Register number 34360441 VAT number NL8100.60.255.B.01

The Issuer and the Guarantor (as defined in this letter) (the "Addressees" and each an "Addressee")	5 June 2015

Dear Sirs,

Dutch legal opinion as to the issue of U.S. of US$2,500,000,000 6.850% Global Notes, due 5 June 2115 by Petrobras Global Finance B.V.

1.                 Introduction

1.1             General

The Amsterdam office of Hogan Lovells International LLP ("Hogan Lovells" or "we") has acted as Dutch special legal counsel (advocaat) to PETROBRAS GLOBAL FINANCE B.V., for the sole purpose of rendering this letter on certain matters of the laws of The Netherlands in connection with the issuance of U.S. $2,500,000,000 6.850% global notes, due 5 June 2115, by PETROBRAS GLOBAL FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat (statutaire zetel) in Rotterdam, the Netherlands, its principal place of business at Weena 722, 3014 DA Rotterdam, the Netherlands and registered with the Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel) for Rotterdam under number 55810322 (the "Issuer").

1.2            Scope of certain defined terms used in this letter

(a)              Dutch Law

This letter is issued only with respect to the laws of The Netherlands in force at the date of this letter as applied by Dutch Courts,

(i)            including administrative rulings and notices of and communications with the DCB and the AFM (each term as defined in Appendix 4 (Some Definitions and Interpretation) ("Appendix 4")); and

(ii)           excluding unpublished case law.

No opinion is expressed or implied as to:

Hogan Lovells International LLP is a limited liability partnership registered in England and Wales with registered number OC323639.  Registered office and principal place of business: Atlantic House, Holborn Viaduct, London EC1A 2FG.

"Hogan Lovells" is an international legal practice that includes Hogan Lovells International LLP and Hogan Lovells US LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Brussels  Caracas  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Monterrey  Moscow  Munich  New York  Northern Virginia  Paris  Philadelphia  Rio de Janeiro  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Tokyo  Ulaanbaatar  Warsaw  Washington DC   Associated Offices:  Budapest  Jakarta  Jeddah  Riyadh  Zagreb.

The word "partner" is used to describe a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing.  Certain individuals, who are designated as partners, but who are not members of Hogan Lovells International LLP, do not hold qualifications equivalent to members.  For more information about Hogan Lovells, the partners and their qualifications, see www.hoganlovells.com.

Advocaten Notarissen Belastingadviseurs Solicitors Rechtsanwälte Avocats Lawyers(USA) Avvocati Abogados

Dutch legal opinion Petrobras	- 2 -	5 June 2015

(i)            the laws of any other territory than The Netherlands;

(ii)           anti-trust and competition law; or

(iii)          European Union law, except in as far as it affects the laws of The Netherlands.

The laws of The Netherlands which we do opine on will, subject to and with due observance of the items listed above in this paragraph 1.2, be referred to as "Dutch Law".

(b)              Dutch Courts

Where reference is made to "Dutch Courts" this is a reference to the civil and commercial court departments (civiele‑ en handelskamers) and tax departments (belastingkamers) of the Dutch district courts (rechtbanken), the Dutch courts of appeal (gerechtshoven) and the Dutch Supreme Court (Hoge Raad der Nederlanden) (specially excluding departments dealing with criminal and governmental and administrative matters), and "Dutch Court" will have to be construed accordingly.

1.3            Defined terms

Capitalised words and expressions used in this letter have, unless stated otherwise in this letter, the respective meanings given to them in Appendix 1 or (if not defined in Appendix 1, Appendix 4 or elsewhere in this letter or its other Appendices) the meanings given to them in the Underwriting Agreement).

2.                Documents examined and relied on

2.1             Documents examined and relied on

For the purposes of this letter, we have only examined and relied solely on the Documents, listed in Appendix 1.

2.2            Documents excluded from our examination

Except for the Documents, we have not, for the purposes of this opinion, examined any contracts or other documents entered into by, or affecting, the Issuer or any corporate records of the Issuer.

2.3             Adequacy of documentation

As Dutch counsel we have been solely involved for the purpose of attributing suggestions for references to the laws of The Netherlands in order to issue this letter. Accordingly, we assume no responsibility for the adequacy of the Documents.

3.               Searches

3.1            Enquiry Commercial Register

We made a telephone enquiry with the Commercial Register (Handelsregister) today at approximately 09:00 hours (CET) and were informed that the Extract has not changed since its date.

3.2            Enquiry Bankruptcy Registry

We made a telephone enquiry with the Bankruptcy Registry (faillissementsgriffie) of the district court (rechtbank) of Rotterdam, The Netherlands today at approximately 09:00 (CET) and were informed as to the Issuer that:

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(a)          it has not been declared bankrupt (failliet); and

(b)          it has not been granted a provisional or final moratorium of payments (surseance van betaling).

3.3             Central Insolvency Register

We made an online enquiry with the Central Insolvency Register (Centraal Insolventieregister) today at approximately 09:00 hours (CET) whilst searching against the Commercial Register number of the Issuer which resulted in the search outcome: 'no results', meaning that the Issuer is not registered in such register as being subject to any of the insolvency proceedings listed in Annex A or B of the "EU Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings" (Insolventieverordening).

3.4             Insolvency Confirmations and Insolvency Proceedings

The confirmations under paragraph 3.2 and 3.3 above will together be referred to as the "Insolvency Confirmations" and the insolvency proceedings to which they relate collectively the "Insolvency Proceedings".

4.               Scope of opinion

4.1            Matters not investigated

We have not investigated:

(a)          the financial affairs of the Issuer or its financial position or status or the ability of the Issuer to comply with its financial or other obligations under the Documents; and

(b)          any of the assets sold, transferred, assigned or encumbered under or pursuant to the Documents,

and no opinion is expressed or implied in respect of any of the foregoing.

4.2             Financial merits and feasibility

This letter does not discuss or confirm in any way the financial merits or financial feasibility of the Documents or the transactions envisaged by them.

4.3            Matters excluded

We neither express nor imply any opinion (or, where this would prove to be relevant, their impact on this letter) with regard to:

(a)          any matter of tax law;

(b)          any matter of trust;

(c)          any matter of possession, title or title transfer;

(d)          any person other than the Issuer;

(e)          any listing of the 2115 Notes or an intention to do so; or

(f)           any matter of fact.

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4.4             Express opinion only

(a)          Our opinions are strictly limited to those expressly set out in paragraph 6 (Opinion) below, and no opinions or views are implied or may be implied from or deduced or concluded over or beyond those expressly set out in paragraph 6 (Opinion).

(b)          We do not express any opinion on and no opinion may be assumed to be implied in this letter in respect of any notes other than the 2115 Notes.

5.               Assumptions

5.1           This letter is based on the assumptions set out in Appendix 2 (Assumptions) to this letter ("Appendix 2").

6.                Opinion

Based upon and subject to (i) the foregoing, (ii) the observations, qualifications, reservations and other matters set out in this letter (or its Appendices) and (iii) any matters not disclosed to us or not specifically listed as being taken into account, we express the opinions set out hereafter in this paragraph 6 (Opinion):

6.1             Corporate status

The Issuer has been incorporated and is existing as a legal entity (rechtspersoon) in the form of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch Law.

6.2            Power and capacity; corporate action; due execution

The Issuer has:

(a)          the corporate power to enter into and perform the Opinion Agreements and to issue and perform its obligations under the 2115 Notes;

(b)          taken all necessary corporate action to authorize its entry into and performance of the Opinion Agreements and the 2115 Notes; and

(c)          validly entered into the Opinion Agreements and has validly issued the 2115 Notes.

6.3             No immunity

The Issuer is not entitled to claim immunity from suit, execution, attachment or other legal process in The Netherlands, provided however, that no attachment may be made on books and records required for the Issuer's business.

7.                Qualifications

This letter is subject to the qualifications as set out in Appendix 3 (Qualifications and Reservations) ("Appendix 3"), paragraph 1 (Qualifications).

8.                Reservations

We also make the reservations as set out in Appendix 3, paragraph 2 (Reservations).

9.                 Interpretation

9.1             In this letter Dutch concepts and legal terms are expressed and described in English terms, not in the original Dutch terms. These Dutch concepts and terms may not be identical to the concepts described by the equivalent English concepts and terms as they

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            exist in the laws of other jurisdictions. Where reference is made in this letter to terms or concepts of the laws of The Netherlands, the meaning of the concepts or terms in the Dutch language or under the laws of The Netherlands shall take precedence over their meaning in English and under foreign laws respectively.

9.2             This letter is given on the basis that it is to be governed by and construed in accordance with Dutch law and that we do not owe a duty of care to any other person than our client, no client attorney relationship exists between us and any other person other than our client and that any issues of interpretation or liability arising under this letter will be governed by the laws of The Netherlands and be brought before a Dutch Court.

9.3            Only Hogan Lovells International LLP may be held liable in respect of this letter (and not its members, partners or employees) and such liability in respect of this letter is limited to the assets of Hogan Lovells International LLP (including insurances but excluding the private assets of members, partners or employees).

10.            Benefit and filing of opinion

(a)            This letter is an exhibit to the Registration Statement and may be relied upon by the Addressees for the purpose of the issue of the 2115 Notes. This letter may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the issue of the 2115 Notes and the transactions to which the Documents relate. A copy may, however, be provided to your legal counsel solely for the purpose of the issue of the 2115 Notes and the transactions to which the Documents relate and subject to the same restrictions. The foregoing notwithstanding, to the extent this opinion relates to matters of Dutch law, Cleary, Gottlieb, Steen & Hamilton LLP may rely on this opinion in rendering their opinion to be filed as an exhibit to the Registration Statement on the date hereof, provided that the full text of Cleary, Gottlieb, Steen & Hamilton LLP’s opinion letter states that this opinion speaks only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion.

(b)             We hereby consent to the filing with the SEC of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to Hogan Lovells International LLP in the Prospectus Supplement relating to the offering of the 2115 Notes, under the heading "Legal Matters" as counsel for the Issuer who has passed on certain matters of Dutch law relating to the 2115 Notes being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the SEC thereunder.

(c)              In giving this consent, we do not imply that we are experts under the U.S. Securities Act of 1933, as amended or the rules or regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this letter.

Yours faithfully,

/s/ Hogan Lovells International LLP

Hogan Lovells International LLP

Hogan Lovells

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Appendix 1

(Documents)

1.                The 2115 Notes

A registered global note for the US$ 2,500,000,000 6.850% Global Notes, due 5 June 2115 Global Notes, dated 5 June 2015, where we assume for the purpose of this letter that this global note:

(a)          will be subject to the Indenture; and

(b)          will be governed by the laws of the Foreign Jurisdiction,

such global note: the "2115 Notes" (whereas opinions on execution of the 2115 Notes are opinions on the execution of the global note representing them).

2.                Opinion Agreements

(a)          a signed copy of the underwriting agreement dated 1 June 2015 made among the Issuer, Petroleo Brasileiro S.A. — Petrobras ("Petrobras" or "Guarantor"), Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC (the "Underwriting Agreement");

(b)          a signed copy of the twentienth supplemental indenture to the Original Indenture among the Issuer, Petrobras and The Bank of New York Mellon (the "Trustee")  (the "Twentieth Supplemental Indenture") to the original indenture between the Trustee and the Issuer dated 29 August 2012 (as supplemented from time to time) (the ''Indenture''),

The Underwriting Agreement and the Twentieth Supplemental Indenture are also collectively referred to as the "Opinion Agreements" and each an "Opinion Agreement".

3.                Prospectus

The prospectus supplement dated 1 June 2015 (the "Prospectus Supplement"), but excluding the documents incorporated by reference therein and a copy of the base prospectus dated 29 August 2012 (the "Base Prospectus") as included in the registration statement which the Issuer has filed with the US Securities and Exchange Commission (''SEC'') (the "Registration Statement"), but excluding the documents incorporated by reference therein (the Prospectus Supplement and the Base Prospectus together, the "Prospectus").

4.                Corporate documents

The Documents listed in this paragraph 4 of Appendix 1 will be referred to as the "Corporate Documents" and each a "Corporate Document".

(a)             Extracts as to the Issuer

An extract from the Commercial Register (Handelsregister), dated 3 June 2015, in respect of the Issuer, as an online obtained extract (the "Extract").

(b)             Deed of Incorporation of the Issuer

A photocopy of the deed of incorporation (akte van oprichting) of the Issuer, executed on 2 August 2012 (the "Deed of Incorporation").

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(c)               Articles of Association of the Issuer

A photocopy of the articles of association (statuten) of the Issuer as contained in the Deed of Incorporation, being the most recent articles of association of the Issuer according to the Extract (the "Articles").

(d)              Corporate Resolutions - board of managing directors of the Issuer

An electronic copy of the executed written resolutions of the board of managing directors (bestuur) of the Issuer, dated 3 June 2015 (the "Board Resolutions").

(e)              Corporate Resolutions - general meeting of the Issuer

An electronic copy of the executed written resolutions of the general meeting (algemene vergadering) of the Issuer, dated 3 June 2015 (the "Shareholder Resolutions").

The Board Resolutions and the Shareholder Resolutions are collectively referred to as the "Corporate Resolutions".

5.                Documents; Transaction Documents

5.1           Transaction Documents

The 2115 Notes, the Opinion Agreements and the Prospectus are together referred to as the "Transaction Documents" and each a "Transaction Document".

5.2             Documents

All documents listed in paragraphs 1 up to and including 4 of Appendix 1 are collectively referred to as the "Documents" and each a "Document".

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Appendix 2

(Assumptions)

In this letter, we have assumed that:

1.               Documents

1.1            All Documents submitted to us as originals are authentic and complete and all signatures are genuine.

1.2             All Documents submitted to us as photocopies or facsimile or electronically transmitted copies or other copies conform to the originals.

1.3             All certified copies and all other documents on which we have relied, as well as any statements, resolutions and confirmations as contained therein were and remain, where relevant, accurate, complete and in full force and effect both (i) when the Documents were entered into and (ii) at the date of this letter, also in retrospect.

1.4           The Documents contain all relevant information which is material for the purposes of our opinion and accurately record all terms and conditions agreed between the parties and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter, the Documents have not been terminated or varied, no obligation under any Document has been waived and there are no other terms and conditions that would render any of the opinions stated in this letter inaccurate or wrong.

2.                Filings with Dutch public record

2.1           The content of the Extract is true and accurate at the date of this letter.

2.2            All documents, forms and notices which should have been delivered to the Commercial Register on behalf of, or relating to, the Issuer have been so delivered and the files of records maintained at the Commercial Register concerning the Issuer, and reproduced for public inspection, were complete, accurate and up-to-date at the time of the Extract, at the time of the searches referred to in paragraphs 3.1, 3.2 and 3.3 of this letter and at today's date.

3.               Corporate benefit, voidable preference and arm's length; conflicts

3.1            The Issuer:

(a)          has entered or will enter into the Opinion Agreements, as relevant; and

(b)          will execute and issue the 2115 Notes,

in good faith for the purposes of its business.

3.2            As to each of the transactions contemplated in the Opinion Agreements and the application of proceeds of the 2115 Notes, the following applies:

(a)          such transactions will benefit the Issuer;

(b)          such transactions are entered into on at arm's length terms;

(c)          such transactions will not be ultra vires; and

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(d)          such transactions will not prejudice (benadelen) its creditors (present or future).

3.3           No member of the Issuer's board (bestuur) has a personal interest in the transactions contemplated by the Opinion Documents which is in conflict with the interest of the Issuer or its business.

4.               Corporate Documents: Corporate authority and action

4.1           The Issuer does not have a (central or European) works council ((centrale of Europese) ondernemingsraad) with jurisdiction over the matters contemplated by the Documents nor is the Issuer under any obligation to constitute a works council under or pursuant to the WOR.

4.2             No proceedings have been instituted or injunction has been granted against the Issuer to restrain it from:

(a)          entering into the Opinion Agreements;

(b)          executing or issuing any 2115 Note; or

(c)          performing any of its obligations under the Opinion Agreements, any 2115 Note or any other Document to which it is a party or by which it is bound.

4.3            No resolution has been adopted by the Issuer or any of its corporate bodies concerning:

(a)          the statutory merger (juridische fusie) or demerger (splitsing) of the Issuer, in both cases involving the Issuer as disappearing entity;

(b)          the (voluntary) winding-up (ontbinding) of the Issuer; and

(c)          the application of any of the proceedings listed in annex A or B of Council Regulation (EC) no. 1346/2000 of 29 May 2000 on insolvency proceedings (OJ 2000, L160/1) in respect of the Issuer (each an "Insolvency Proceeding").

4.4            No proceedings have been instituted or steps have been taken for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or moratorium of payments (surseance van betaling) of the Issuer (or – should the Issuer be deemed to be DFSA regulated in any way - emergency measures under the DFSA).

4.5           The Issuer is not subject to any Insolvency Proceeding and the assets of the Issuer are not intended for public use (openbare dienst).

4.6            No notice from the Chamber of Commerce has been received by the Issuer or issued in respect of the Issuer concerning its dissolution under section 2:19a DCC.

4.7           The Corporate Documents are and will remain in full force and effect and have not been rescinded, revoked, superseded or amended in any way.

4.8           The Board Resolutions have been executed after the Shareholder Resolutions have been executed.

5.                Foreign law

5.1             As a matter of the Foreign Jurisdiction (by which the Opinion Agreements and the 2115 Notes are expressed and assumed to be governed) and all other relevant jurisdictions, the obligations of each party under each Opinion Agreement and the 2115 Notes,

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            including the issuance of such 2115 Notes, constitute valid and legally binding obligations of each such party enforceable in accordance with its terms (other than in respect of the Issuer as a matter of Dutch Law in relation to the matters on which we render an express opinion).

5.2             No law affects any of the conclusions stated in this letter (other than as a matter of Dutch Law in relation to the matters on which we render an express opinion).

6.                 Unlawful activities and sanctions

6.1             None of the Transaction Documents have been or will be entered into or (as to the 2115 Notes) purchased, subscribed or acquired otherwise by any party in connection with money laundering or any other unlawful activity.

6.2             No party to any of the Transaction Documents or entitled to any 2115 Note is resident in or connected with a territory which is subject to any embargo, sanction or similar restriction imposed by the United Nations, the Council of the European Union or The Netherlands or any person or body to whom their powers are delegated.

7.                Other parties' capacity, power and authority

Each of the parties involved in the Documents has full corporate capacity, power, and authority to enter into and perform its obligations under the Documents (whether as a direct party, or as addressee/beneficiary) and the Documents have been duly accepted, authorised, executed and delivered by all parties as a matter of all relevant jurisdictions. This assumption does not apply to the Issuer in respect of Dutch Law in relation to the matters on which we render an express opinion.

8.                 Regulatory

8.1             The Issuer will comply and has at all times complied with relevant market abuse rules, insider trading rules and requirements; the same applies to relevant persons related to the Issuer.

8.2             All parties to the Transaction Documents will comply and has at all times complied with the DFSA in respect of its dealings and activities.

8.3            At the time of the offering of the 2115 Notes:

(a)          the Base Prospectus, and any amendments thereto (including post-effective amendments) have been filed with the SEC and will have become effective;

(b)          the Prospectus Supplement will have been prepared and filed with the U.S. Securities and Exchange Commission describing the 2115 Notes offered thereby; and

(c)           the 2115 Notes will be issued and sold in compliance with all applicable U.S. federal and state securities laws and all other applicable laws.

9.                General

9.1          All documents and instruments envisaged to be notified, handed over, registered or deregistered, or transferred in giving effect to the Transaction Documents have been or will be duly notified, handed over, (de)registered or transferred (as relevant) and all relevant data protection, privacy and bank secrecy rules will be complied with.

9.2            Where the envisaged effect of a Transaction Document or any provision of the Transaction Documents  is subject to the performance of any further act, compliance with

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            any condition or the occurrence of any such fact or circumstance, such act, condition, fact or circumstance has been performed, has occurred or is complied with (as relevant).

9.3           The binding effect of the Transaction Documents on the Issuer is not affected by threat (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden), mistake (dwaling) or equity principles (such as the Dutch principles of reasonableness and fairness).

9.4             No previous or future issue of notes by the Issuer will interfere with the 2115 Notes or affect the Transaction Documents.

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Appendix 3

(Qualifications and Reservations)

1.                 Qualifications

1.1             Enforceability

The opinions and statements expressed herein are subject to any limitations arising from or in connection with, and we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding or emergency measures, a non-insolvency dissolution or liquidation, a statutory merger or demerger, fraudulent conveyance (actio pauliana) and other laws of general application relating to or affecting the rights of creditors.

1.2              Insolvency Confirmations

The Insolvency Confirmations do not provide conclusive evidence that the Issuer is not subject to any Insolvency Proceedings and the Extract does not provide conclusive evidence that the matters set out therein are correct.

1.3             Powers of attorney, mandates, authorities granted

Under the laws of The Netherlands, a power of attorney (volmacht):

(a)              will automatically, i.e. by operation of law (van rechtswege), terminate upon the bankruptcy of such entity or if such power of attorney is withdrawn by such entity;

(b)             can only be made irrevocable (onherroepelijk) to the extent that it has been granted to perform legal acts (rechtshandelingen) which are in the interests of the representative appointed by the power of attorney, or of a third party; and

(c)               an irrevocable power of attorney may, in certain circumstances, be amended or be declared ineffective by a court (rechtbank) for serious reasons (gewichtige redenen).

Similar observations apply to a mandate (last).

To the extent that, without limitation, the appointment of an agent for service of process or the authorisation to apply monies or granting delegation authority to sign or execute notes, orders and instructions and other elements of the Transaction Documents are to be considered as the granting of a power of attorney or mandate, the above may affect such appointment, authorisation, delegation or elements and if the appointment of an agent for service of process or such delegation is capable of being revoked, once the relevant principal has revoked such appointments or delegation, may not be valid against such principal. Similar considerations may be relevant for other appointments and acts of delegation such as the appointment of other agents, administrators, asset managers, etc.

1.4             Execution of 2115 Notes

In the event that 2115 Notes are executed on behalf of the Issuer by use of facsimile or electronically generated signatures (where such facsimile or relevant electronic document shows the signatures of authorised signatories of its sole managing director), this will only be binding on the Issuer if such facsimile or electronically generated signatures are printed or duplicated on such 2115 Notes by a person or entity duly authorised on behalf of the Issuer to do so and provided that any power of attorney or mandate granted by the Issuer in connection with the dating, authentication, completion and issue of such 2115

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 Notes has not terminated as set out above. Enforcement of 2115 Notes may require presentation of the authorised use of facsimile or electronically generated signatures.

1.5              No update

This letter speaks as of its date as to the Documents as they currently stand. No undertaking or obligation is assumed on our part to revise, update or amend this letter in connection with, or to notify or inform you, of, any developments and/or changes under the laws of The Netherlands subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

1.6              Any matter qualified for in relation to the Issuer is equally qualified for as to other parties involved where we opine in relation to any other party.

2.                 Reservation

We express no opinion as to the correctness of any representations, warranties or statements given by the Issuer (expressly or impliedly) under or by virtue of the Documents, and we have relied on such representations, warranties and statements, save if and insofar as the matters warranted or stated are the subject-matter of specific opinions in this opinion letter.

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Appendix 4

(Some Definitions and Interpretation)

For the avoidance of doubt, hereafter references to acts, regulations, rules, guidelines etc. are a reference to such acts, regulations, rules, guidelines etc. as they currently stand - where relevant upon amendment or variation as per today - and any reference to such acts, regulations and rules includes a reference to the decrees and regulations promulgated thereunder or pursuant thereto.

"AFM"	the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten).
"DFSA"

the Dutch Act on Supervising Financial Services (Wet op het financieel toezicht: "Wft") and the rules promulgated thereunder and pursuant thereto as well as communications and published guidelines of the DCB and the AFM.

"DCB"	the Dutch Central Bank (De Nederlandsche Bank N.V.).
"DCC"	the Dutch Civil Code (Burgerlijk Wetboek).
"WOR"	the Dutch Act on the Works Councils (Wet op de ondernemingsraden).

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